                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                         NINE MONTHS
                                                            ENDED
                                                         SEPTEMBER 30                  YEAR ENDED DECEMBER 31
                                                         ------------  --------------------------------------------------------
                                                             2001        2000        1999        1998        1997        1996
                                                         ------------  --------    --------    --------    --------    --------
Income before extraordinary item and
    accounting change ..................................   $  1,449    $  1,902    $    744    $    450    $  1,097    $    863
Provision for income taxes .............................      1,381       1,556         473         244       1,010       1,038
Equity in earnings of affiliates .......................       (159)       (277)       (150)        (22)        (40)         25
                                                           --------    --------    --------    --------    --------    --------

Pretax income before adjustment for minority
    interests in consolidated subsidiaries or income
    or loss from equity affiliates .....................      2,671       3,181       1,067         672       2,067       1,926
Fixed charges (see below) ..............................        351         446         412         337         174         188
Amortization of capitalized interest ...................         26          41          46          40          46          53
Distributed income in equity affiliates ................        118         134          77         105          58          85
Capitalized interest ...................................        (16)        (17)         (6)        (72)        (94)        (75)
                                                           --------    --------    --------    --------    --------    --------
Total adjusted earnings available for payment
    of fixed charges (a) ...............................   $  3,150    $  3,785    $  1,596    $  1,082    $  2,251    $  2,177
                                                           ========    ========    ========    ========    ========    ========

Ratio of earnings to fixed charges .....................        9.0         8.5         3.9         3.2        12.9        11.6

Fixed Charges
      Interest and debt expense - borrowings ...........   $    277    $    338    $    311    $    199    $     36    $     74
      Capitalized interest .............................         16          17           6          72          94          75
      Rental expense representative of interest
          factor .......................................         58          91          95          66          44          39
                                                           --------    --------    --------    --------    --------    --------
Total fixed charges ....................................   $    351    $    446    $    412    $    337    $    174    $    188
                                                           ========    ========    ========    ========    ========    ========

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(a)    Equity affiliate pretax losses, where incurred, included no guaranteed payments.